Exhibit 10.1

DELIVERED BY E-MAIL

April 19, 2019

FrontFour Capital Group LLC

35 Mason Street, 4th Floor

Greenwich, CT 06830

United States

Attention: David A. Lorber and Stephen E. Loukas

Dear Messrs. Lorber and Loukas:

This letter agreement sets forth the understanding between MDC Partners Inc. (“MDC” or the “Company”) and FrontFour Capital Group LLC (“FrontFour”), on its own behalf and on behalf of its affiliates, including FrontFour Master Fund, Ltd., FrontFour Opportunity Fund and its separately managed accounts (collectively, the “FrontFour Parties”), regarding certain changes to the composition of the board of directors of MDC (the “Board”), namely the inclusion on the Company’s slate of director nominees standing for election at the annual and special meeting of shareholders of the Company scheduled for June 4, 2019 (the “2019 Meeting”) of Kristen O’Hara and a new Canadian resident to be chosen by MDC who has appropriate industry qualifications; will be an independent director under the applicable Nasdaq rules; and is reasonably acceptable to FrontFour (the “New Directors”). FrontFour will be permitted to interview the New Directors to confirm that they have appropriate industry qualifications. In consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party hereto), the parties agree as follows:

1.	New Directors. MDC and the Board shall include the New Directors as director nominees in its proxy statement and management information circular for election at the 2019 Meeting and shall solicit proxies on behalf of and recommend to its shareholders that they vote in favour of the management nominees, including the New Directors. Upon election to the Board, the New Directors shall be entitled to the same protections, rights and benefits, including with respect to insurance, indemnification, compensation and fees as are currently applicable to all non-affiliated directors of the Company, and shall be required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, and to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company.

2.	Requisition. The FrontFour Parties hereby automatically and without any further action, and with immediate effect, irrevocably withdraw the shareholder requisition made by them on December 31, 2018, requisitioning a special meeting of the shareholders of the Company.

3.	FrontFour Parties Standstill. Upon acceptance of this letter agreement and until the date that is the earlier to occur of (x) fifteen days prior to the nomination deadline for directors at the 2020 annual general meeting of shareholders of MDC and (y) sixty (60) days prior to the date of the 2020 annual general meeting of shareholders of MDC (the “Restricted Period”), except as contemplated in this letter agreement or with the prior written consent of MDC (in its sole discretion), the FrontFour Parties shall not, directly or indirectly, do any of the following: (i) engage in, participate in, or in any way initiate, directly or indirectly, any “solicitation” (as such term is defined in the Canada Business Corporations Act (CBCA) and in any applicable securities laws) of proxies or consents with respect to the voting of any shares of MDC; (ii) take action in any other manner in order to vote, advise or influence in any manner whatsoever any person, with respect to the voting of any securities of MDC; (iii) deposit any shares of MDC in any voting trust or subject any shares of MDC to any arrangement or agreement with respect to the voting of any such shares; (iv) seek, alone or in concert with others to, (A) requisition or call a meeting of shareholders of MDC, (B) obtain representation on, or nominate or propose the nomination of any candidate for election to the Board, or (C) effect the removal of any member of the Board or otherwise alter the composition of the Board; (v) submit, or induce any person to submit, any shareholder proposal pursuant to the CBCA or applicable securities laws; (vi) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing, except as required by law; or (vii) enter into any discussions, agreements, understandings or encourage any person to take any action inconsistent with the foregoing. The FrontFour Parties agree to vote in favour of the election of all MDC management nominees and against the removal of any director recommended by the Board at any annual or special meeting of shareholders during the Restricted Period.

4.	Board Composition. The FrontFour Parties, the Company and the Board agree that the Company’s slate of director nominees standing for election at the 2019 Meeting shall be comprised of eight (8) directors, consisting of Mark J. Penn, Charlene Barshefsky, Daniel S. Goldberg, Bradley Gross, Desirée Rogers, Irwin D. Simon and the New Directors.

5.	Breach of Agreement. A breach of any term of this letter agreement by the FrontFour Parties on the one hand and MDC on the other hand or any of their respective representatives (with the FrontFour Parties on the one hand and MDC on the other hand being responsible for the actions of their respective representatives), will immediately entitle the other party to pursue equitable remedies (including specific performance or injunctive relief) in addition to any claim for damages or any other legal remedy.

6.	Non-Disparagement. Each party agrees during the Restricted Period that it shall not do, say, publish, or communicate, in any media or forum, any matter or thing that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of any other party or any of its respective current or former directors, officers, employees, agents or representatives in connection with any matter arising out of or relating to MDC.

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7.	Representations and Warranties. Each of the FrontFour Parties on the one hand and MDC on the other hand represents and warrants: (i) it has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this letter agreement and to consummate the transactions contemplated hereby; and (ii) this letter agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The FrontFour Parties represent and warrant that as of the date hereof, the FrontFour Parties beneficially own, directly or indirectly, an aggregate of approximately 4% of the Class A Subordinate Voting Shares of the Company and such shares constitute all of the securities of the Company beneficially owned by the FrontFour Parties or in which the FrontFour Parties have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

8.	Assignment. This letter agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by either party without the prior written consent of the other party, such consent shall not be unreasonably withheld, conditioned or delayed. Any attempt to assign any of the rights, duties or obligations in this letter agreement without such written consent is void.

9.	Reimbursement of Fees. Promptly after the date hereof, MDC shall reimburse FrontFour up to US$50,000 for legal fees and expenses incurred in connection with the matters addressed herein.

10.	Entire Agreement. This letter agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this letter agreement.

11.	Miscellaneous. All modifications of and amendments to this letter agreement or any part hereof must be in writing signed on behalf of all parties. Waivers of any terms and provisions of this letter agreement shall be in writing signed on behalf of all parties. Time is of the essence.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and the parties hereto hereby irrevocably attorn to the jurisdiction of the courts thereof.

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Please sign this letter agreement in the space provided below to confirm the mutual understandings and agreements contained herein, and return a signed copy to the undersigned by e-mail to Mitchell Gendel at mgendel@mdc-partners.com on or before 5:00 p.m. (Eastern time) on April 19, 2019, failing which this letter shall be null and void. An executed copy of this letter agreement may be transmitted by email and the transmission of a signature by such means constitutes effective delivery.

Sincerely,

MDC PARTNERS INC.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel

Agreed and acknowledged as of this 19th day of April, 2019:

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ Stephen Loukas
Name: Stephen Loukas
Title: Managing Member

FRONTFOUR CAPITAL CORP.

By:	/s/ Stephen Loukas
Name: Stephen Loukas
Title: Principal

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